Exhibit 99.1

LLEX:OTCQB

NEWS FOR IMMEDIATE RELEASE

LILIS ENERGY ANNOUNCES $50 MILLION DEBT FACILITY

DENVER, COLORADO – September 29, 2016 – Lilis Energy, Inc. (OTCQB: LLEX) today announced its entry into a debt facility with institutional and qualified purchasers whereby it may borrow up to $50 million. The debt facility provides for a three year term loan that bears interest at a fixed rate of 6.0% subject to certain conditions. The lenders under the debt facility have initially committed to funding $31 million, of which $25 million has been received by the company. The additional remaining availability of $19 million may be funded at future dates upon approval of the existing lenders. Contemporaneous with the closing, the Company completed the pay off of its wholly-owned subsidiary, Brushy Resources, Inc.’s senior lender in full of approximately $5.4 million.

“This is the next step in building value for our shareholders. This financing provides Lilis with the ability to accelerate our previously announced development program in the Delaware Basin, and further, enables us to execute on our targeted business strategy of continued acquisition and leasing in the region,” announced Avi Mirman, CEO of Lilis Energy.

KES 7 Capital, Inc. and T.R. Winston & Company, LLC acted as advisors to the company.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin and in the Denver-Julesburg (DJ) Basin, considered amongst the leading resource plays in North America. Lilis’s total Permian Basin acreage is 10,330 gross acres / 3,933 net acres, 91% HBP, and total net acreage in the DJ is approximately 7,200 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production, and pursue strategic acquisitions in its core areas. For more information, please contact CorProminence LLC: (516) 222-2560 or visit www.lilisenergy.com.

Forward Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including but not limited to statements regarding Lilis Energy's expectations, beliefs, intentions or strategies regarding the future. These statements are qualified by important factors that could cause Lilis Energy's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to Lilis Energy's ability to finance its continued exploration, drilling operations and working capital needs, and the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy's reports filed with the SEC.

Contact:

Investor Relations

CorProminence LLC

David Boral

Managing Director

516 222 2560

Media Relations

Joe Pawelek

V.P. Corporate Finance & Investor Relations

210-999-5400 ext. 31